April 4, 2006

Room 4561


Mr. William A. Marshall
Chief Financial Officer
Three Connell Drive, 5th Floor
Berkeley Heights, NJ 07922

      Re:	Authentidate Holding Corp.
		Form 10-K for Fiscal Year Ended June 30, 2005
		Filed September 13, 2005
		Form 10-Q for the Fiscal Quarter Ended December 31, 2005
		Filed February 9, 2006
			File No. 000-20190


Dear Mr. Marshall:

	We have completed our review of the filings referenced above and do not, at this time, have any further comments.


								Sincerely,




								Brad Skinner
								Accounting Branch Chief